Middlesex Water Company INCREASES

QUARTERLY DIVIDEND

Iselin, New Jersey October 23, 2019 -- Middlesex Water Company (Nasdaq:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.25625 per share on its common stock, a 6.7% increase from the $0.24 per share dividend declared in July of 2019.  This increase raises the annual dividend rate to $1.025 from $0.96 per share of common stock. The declared dividend is payable on December 2, 2019 to shareholders of record as of November 15, 2019.  Middlesex Water Company has paid cash dividends in varying amounts continually since 1912.

“The increase in the dividend reflects our continued confidence in Middlesex Water’s ability to return value for our shareholders,” said Chairman, President and Chief Executive Officer Dennis W. Doll.

Middlesex Water has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for 47 consecutive years.

About Middlesex Water Company

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies.  To learn more about Middlesex Water, visit the Company’s website at www.middlesexwater.com

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com